Exhibit 99.1

News Release

Superior Industries Announces the Appointment of Nadeem Moiz

Senior Vice President and Chief Financial Officer

SOUTHFIELD, MICHIGAN – June 30, 2017 – Superior Industries International, Inc. (“Superior”) (NYSE:SUP), one of the world’s largest manufacturers of aluminum wheels, announced today the appointment of Nadeem Moiz to Executive Vice President and Chief Financial Officer, effective July 1, 2017. In connection with Mr. Moiz’s appointment, Mr. Shiba announced his departure from Superior.

Don Stebbins, President and Chief Executive Officer of Superior Industries continued, “Kerry has played an integral role in the transformation of Superior over the last six years, culminating with our recent acquisition of UNIWHEELS AG. On behalf of the Board of Directors and the rest of the management team, we wish him well in all his future endeavors in his return to California,” commented Don Stebbins, President and Chief Executive Officer of Superior Industries.

“At the same time, I would like to welcome Nadeem to the team. He is a proven and accomplished financial leader. Throughout his career he has demonstrated his strategic and operational expertise through the successful execution of numerous transactions, the development of sophisticated financial organizations and critical roles in driving top- and bottom-line growth at his previous companies. This knowledge will prove invaluable as we implement our strategic priorities, integrate UNIWHEELS, and position the business for long-term success,” concluded Stebbins.

Prior to joining Superior, Mr. Moiz was Senior Vice President and Chief Financial Officer for Direct ChassisLink Inc., a portfolio company of private equity firm EQT and a leading intermodal equipment and asset management provider in the US. Earlier in his career, Mr. Moiz had various roles of increasing responsibilities at DaimlerChrysler AG; and then served as Vice President Finance, Strategic Planning and Supply Chain at Graphic Packaging International.

Mr. Moiz holds Bachelor of Science degree in Accounting from the University of Florida, a Masters of Business Administration in Finance from Florida A&M University, and has completed the Advance Management Program at Harvard Business School. He is a Certified Public Accountant.

About Superior Industries

Superior is one of the largest global aluminum wheel suppliers for OEMs. Superior partners with its customers to provide the marketplace a wide variety of innovative and high quality products. Superior also maintains leading aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Contacts:

Superior Investor Relations:

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com